Filed Pursuant to Rule 424(b)(5)
                                                              File Nos 333-42033
                                                                    333-42033-01
                                                                    333-42033-02

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS          +
+SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE    +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1998
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 30, 1997

                                        RATINGS:
                                        STANDARD & POOR'S: "AAA"
                                        MOODY'S: "AAA"
                                        (SEE "RATINGS" HEREIN)
                                  $50,000,000

                                      LOGO
                       OF GULF POWER COMPANY APPEARS HERE

         SERIES A   % SENIOR INSURED QUARTERLY NOTES DUE JUNE 30, 2038
                                 (IQ NOTESSM*)

                                  ----------

  Interest on the Series A   % Senior Insured Quarterly Notes due June 30, 2038
(the "Series A Senior Notes") at the rate of   % per annum (the "Securities
Rate") will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1998. The Series A Senior Notes will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of Gulf Power Company (the "Company") in whole or in part on or after June 30, 2003. In addition, at the option of any deceased Beneficial Owner's Representative (each as defined herein), interests in the Series A Senior Notes are redeemable at 100% of their principal amount, plus accrued interest, subject to certain limitations. See "Description of the Series A Senior Notes-- Limited Right of Redemption upon Death of Beneficial Owner." The Series A Senior Notes will be available for purchase in denominations of $1,000 and any integral multiple thereof.

  The Series A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series A Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $329,300,000 outstanding at March 31, 1998. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

  Payment of the principal of and interest on the Series A Senior Notes when due will be insured by a financial guaranty insurance policy (the "Policy") to be issued by MBIA Insurance Corporation (the "Insurer") simultaneously with the delivery of the Series A Senior Notes.

                                      LOGO
                    MBIA INSURANCE CORPORATION APPEARS HERE

  The Series A Senior Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Series A Senior Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Series A Senior Notes--Book-Entry Only Issuance--The Depository Trust Company."

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
   WHICH  ITRELATES.  ANY  REPRESENTATION  TO  THE CONTRARY  IS  A  CRIMINAL
    OFFENSE.

                                  ----------

  The Underwriter has agreed to purchase the Series A Senior Notes at    % of
their principal amount ($     aggregate proceeds to the Company, before
deducting expenses payable by the Company estimated at $   ), subject to the
terms and conditions set forth in the Underwriting Agreement.

  The Underwriter proposes to offer the Series A Senior Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein.

                                  ----------

  The Series A Senior Notes are offered by the Underwriter, as specified herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that delivery of the Series A Senior Notes will be made in book-entry form only through the
facilities of DTC in New York, New York on or about June   , 1998 against
payment therefor in immediately available funds.
-----
*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                          EDWARD D. JONES & CO., L.P.

                                  ----------

            The date of this Prospectus Supplement is June   , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A SENIOR NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND PURCHASING SERIES A SENIOR NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                              SUMMARY OF OFFERING

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company..................  The Company is a corporation organized under the laws of the State of Maine on November 2, 1925, and admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. The Company has its principal office at One Energy Place, Pensacola, Florida 32520-0102, telephone
                               (850) 444-6111. The Company is a wholly owned subsidiary of The Southern Company.

                               The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 7,400 square mile service area within the northwestern portion of the State of Florida.

Series A Senior Notes          The Company is offering $50,000,000 aggregate
 Offered.....................  principal amount of its Series A Senior Notes.
                               Interest on the Series A Senior Notes will be payable quarterly in arrears on March 31, June
                               30, September 30 and December 31 of each year, commencing on September 30, 1998.

Record Date..................  The regular record date for each Interest
                               Payment Date will be the close of business on the 15th calendar day prior to such Interest Payment Date.

Ranking......................  The Series A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series A Senior Notes will be ef-fectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $329,300,000 outstanding at March 31, 1998. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Company's Optional             The Series A Senior Notes will be redeemable by
 Redemption..................  the Company (in whole or in part), from time to time on or after June 30, 2003, at 100% of the principal amount to be redeemed plus accrued interest to the redemption date. See
                               "Description of the Series A Senior Notes--
                               Optional Redemption" herein.

Beneficial Owner's
 Redemption Privilege .......  At the option of any deceased Beneficial
                               Owner's Representative, interests in the Series A Senior Notes are redeemable at 100% of their principal amount, plus accrued interest, subject to the maximum principal amounts of $25,000 per deceased Beneficial Owner and $1,000,000 in the aggregate for all deceased Beneficial Owners during the initial period ending July 1, 1999 and during each twelve-month period thereafter. See "Description of the Series A Senior Notes--Limited Right of Redemption upon Death of Beneficial Owner."

Insurance....................  Payment of the principal of and interest on the
                               Series A Senior Notes when due will be insured by the Policy to be issued by the Insurer simultaneously with the delivery of the Series A Senior Notes. See "The Policy and the Insurer."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to reflect the issuance of the Series A Senior Notes. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                        AS OF MARCH 31, 1998
                                                       -----------------------
                                                        ACTUAL   AS ADJUSTED
                                                       -------- --------------
                                                         (THOUSANDS, EXCEPT
                                                            PERCENTAGES)
Common Stock Equity................................... $420,572 $420,572  48.6%
Cumulative Preferred Stock............................   13,686   13,686   1.6
Company Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trusts Holding Company
 Junior Subordinated Notes............................   85,000   85,000   9.8
Senior Notes..........................................      --    50,000   5.8
Other Long-Term Debt..................................  295,670  295,670  34.2
                                                       -------- -------- -----
  Total, excluding amounts due within one year........ $814,928 $864,928 100.0%
                                                       ======== ======== =====

                                USE OF PROCEEDS

  The proceeds from the sale of the Series A Senior Notes will be used by the Company to pay at maturity in July 1998 the $30,000,000 outstanding principal amount of its First Mortgage Bonds, 5.0% Series due July 1, 1998, and to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $36,000,000 as of June 10, 1998. Such short-term indebtedness was incurred in part to pay at maturity $15,000,000 principal amount of First Mortgage Bonds, 5.55% Series due April 1, 1998.

                         RECENT RESULTS OF OPERATIONS

  For the twelve months ended March 31, 1998, "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $625,432,000, $85,281,000 and $53,722,000, respectively. In the opinion of the management of the Company, the above amounts for the twelve months ended March 31, 1998 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended March 31, 1998 were 3.94 and 3.54, respectively. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Deferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 1997 were 4.18 and 3.53, respectively.

                   DESCRIPTION OF THE SERIES A SENIOR NOTES

  Set forth below is a description of the specific terms of the Series A Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (as defined therein).

GENERAL

  The Series A Senior Notes will be issued as a series of Senior Notes under the Senior Note Indenture. The Series A Senior Notes will be limited in aggregate principal amount to $50,000,000.

  The entire principal amount of the Series A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2038. The Series A Senior Notes are not subject to any sinking fund provision.

INTEREST

  Each Series A Senior Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the person in whose name such Series A Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment Date is September 30, 1998. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


SPECIAL INSURANCE PROVISIONS OF THE SENIOR NOTE INDENTURE


  Notwithstanding any other provision of the Senior Note Indenture, so long as the Insurer is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Series A Senior Notes upon the occurrence and continuation of an Event of Default.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Series A Senior Notes, in whole or in part, without premium, from time to time, on or after June 30, 2003, upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date.

  If notice of redemption is given as aforesaid, the Series A Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series A Senior Notes shall cease to bear interest. If any Series A Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior Notes--Events of Default" in the accompanying Prospectus.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series A Senior Notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

  Unless the Series A Senior Notes have been declared due and payable prior to their maturity by reason of an Event of Default (as defined in the accompanying Prospectus), the Representative (as defined herein) of a deceased Beneficial Owner (as defined herein) has the right to request redemption at par of all or part of his interest, expressed in integral multiples of $1,000 principal amount, in the Series A Senior Notes for payment prior to maturity, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during the period from the original issuance of the Series A Senior Notes through and including July 1, 1999 (the "Initial Period"), and during any twelve-month period which ends on and includes each July 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period") (i) on behalf of a deceased Beneficial Owner any interest in the Series A Senior Notes which exceeds an aggregate principal amount of $25,000 or (ii) interests in the Series A Senior Notes in an aggregate principal amount exceeding $1,000,000. A request for redemption may be presented to the Senior Note Indenture Trustee by the Representative of a deceased Beneficial Owner at any time and in any principal amount in integral multiples of $1,000. Representatives of deceased Beneficial Owners must make arrangements with the Participant (as defined herein) through whom such interest is owned in order that timely presentation of redemption requests can be made by the Participant and, in turn, by DTC to the Senior Note Indenture Trustee. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Series A Senior Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,000,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.

  Subject to the $25,000 and the $1,000,000 limitations, the Company will after the death of any Beneficial Owner redeem the interest of the Beneficial Owner in the Series A Senior Notes within 60 days following receipt by the Senior
Note Indenture Trustee of a Redemption Request (as defined herein). If, during the Initial Period or any Subsequent Period, Redemption Requests exceed the aggregate principal amount of interests in Series A Senior Notes required to be redeemed, then such excess Redemption Requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests.

  A request for redemption of an interest in the Series A Senior Notes may be initiated by the personal representative or other person authorized to represent the estate of a deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety (each a "Representative"). The Representative shall deliver a request to the Participant through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Series A Senior Notes to be redeemed. The Participant shall thereupon deliver to DTC a request for redemption substantially in the form attached as an exhibit to the Senior Note Indenture (a "Redemption Request"), accompanied by the documents submitted to the Participant as above provided, and DTC will forward the same to the Senior Note Indenture Trustee. Documents accompanying Redemption Requests shall be in form satisfactory to the Company. The Senior Note Indenture Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct.

  The price to be paid by the Company for an interest in the Series A Senior Notes to be redeemed pursuant to a request on behalf of a deceased Beneficial Owner is one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Series A Senior Notes which are to be redeemed shall be made to DTC upon presentation of Series A Senior Notes to the Senior Note Indenture Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Senior Note Indenture Trustee by DTC which are to be fulfilled in connection with such payment. Any acquisition of Series A Senior Notes by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 or the $1,000,000 limitation for the Initial Period or for any Subsequent Period.

  Interests in the Series A Senior Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series A Senior Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Company. Such interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R.10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

  In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Series A Senior Notes, the interests in the Series A Senior Notes which are the subject of such Redemption Request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to redemption pursuant to such Redemption Request.

  Subject to the provisions of the immediately preceding paragraph, any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Senior Note Indenture Trustee by DTC prior to payment for redemption of the interest in the Series A Senior Notes by reason of the death of a Beneficial Owner.

  The Company is legally obligated to redeem Series A Senior Notes and interests of Beneficial Owners therein properly presented for redemption pursuant to a Redemption Request in accordance with and subject to the terms, conditions and limitations of the Senior Note Indenture, as summarized above. The Company's redemption obligation is not cumulative. Nothing in the Senior
Note Indenture prohibits the Company from redeeming, in fulfillment of Redemption Requests made pursuant to the Senior Note Indenture, Series A Senior Notes or interests therein of Beneficial Owners in excess of the principal amount the Company is obligated to redeem, nor does anything in the Senior Note Indenture prohibit the Company from purchasing any Series A Senior Notes or interests therein in the open market. However, the Company may not use any Series A Senior Notes redeemed or purchased as described in the immediately preceding sentence as a credit against its redemption obligation.

  Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Series A Senior Notes will be paid prior to maturity.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as the initial securities depositary for the Series A Senior Notes. The Series A Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series A Senior Notes, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Series A Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series A Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Senior Notes. Transfers of ownership interests in the Series A Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Senior Notes, except in the event that use of the book-entry system for the Series A Senior Notes is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Series A Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Series A Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series A Senior Notes in accordance with its procedures.

  Although voting with respect to the Series A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the Series A Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of a global Series A Senior Note will not be entitled to receive physical delivery of Series A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series A Senior Note.

  DTC may discontinue providing its services as securities depositary with respect to the Series A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series A Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Senior Notes. In that event, certificates for the Series A Senior Notes will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                          THE POLICY AND THE INSURER

  The following information has been furnished by the Insurer for use in this Prospectus Supplement. Reference is made to Appendix A for a specimen of the Policy. No representation is made by the Company or the Underwriter as to the accuracy or completeness of any such information.

  The Policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of the Company to the Paying Agent or its successor of an amount equal to (i) the principal of (at the stated maturity) and interest on, the Series A Senior Notes as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, the payments guaranteed by the Policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of the Series A Senior Notes pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a "Preference").

  The Policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Series A Senior Note. The Policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions; (ii) any payments to be made on an accelerated basis; (iii) payments of the purchase price of the Series A Senior Notes upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. The Policy also does not insure against nonpayment of principal of or interest on the Series A Senior Notes resulting from the insolvency, negligence or any other act or omission of the Paying Agent or any other paying agent for the Series A Senior Notes.

  Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of a Series A Senior Note the payment of an insured amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one Business Day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such Series A Senior Notes or presentment of such other proof of ownership of the Series A Senior Notes, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the Series A Senior Notes as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Series A Senior Notes in any legal proceeding related to payment of insured amounts on the Series A Senior Notes, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners or the Paying Agent payment of the insured amounts due on such Series A Senior Notes, less any amount held by the Paying Agent for the payment of such insured amounts and legally available therefor.

  The Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

  The Insurer is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company. MBIA Inc. is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

  Effective February 17, 1998, MBIA Inc. acquired all of the outstanding stock of Capital Markets Assurance Corporation ("CMAC") through a merger with its parent CapMAC Holdings Inc. Pursuant to a reinsurance agreement, CMAC has ceded all of its net insured risks (including any amounts due but unpaid from third party reinsurers), as well as its unearned premiums and contingency reserves, to the Insurer. MBIA Inc. is not obligated to pay the debts of or claims against CMAC.

  The consolidated financial statements of the Insurer, a wholly owned subsidiary of MBIA Inc., and its subsidiaries as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended
December 31, 1997, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 1997 and the consolidated financial statements of the Insurer and its subsidiaries as of March 31, 1998 and for the three month periods ending March 31, 1998 and March 31, 1997 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ending March 31, 1998 are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  All financial statements of the Insurer and its subsidiaries included in documents filed by MBIA Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Series A Senior Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

  The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and generally accepted accounting principles ("GAAP"):

                                                                  SAP
                                                        ------------------------
                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                         (AUDITED)   (UNAUDITED)
                                                             (IN MILLIONS)
      Admitted Assets..................................    $5,256      $5,475
      Liabilities......................................     3,496       3,658
      Capital and Surplus..............................     1,760       1,817

                                                                  GAAP
                                                        ------------------------
                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                         (AUDITED)   (UNAUDITED)
                                                             (IN MILLIONS)
      Assets...........................................    $5,988      $6,196
      Liabilities......................................     2,624       2,725
      Shareholder's Equity.............................     3,364       3,471

  Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1997 year-end audited financial statements prepared in accordance with statutory accounting practices are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

  The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Policy and Insurer set forth under the heading "The Policy and the Insurer," in Appendix A attached hereto and in the financial statements incorporated herein by reference. Additionally, the Insurer makes no representation regarding the Series A Senior Notes or the advisability of investing in the Series A Senior Notes.

  Moody's Investors Service, Inc. ("Moody's") rates the claims paying ability of the Insurer "Aaa."

  Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), rates the claims paying ability of the Insurer "AAA."

  Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the claims paying ability of the Insurer "AAA."

  The above ratings are not recommendations to buy, sell or hold the Series A Senior Notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Series A Senior Notes. The Insurer does not guaranty the market price of the Series A Senior Notes nor does it guaranty that the ratings on the Series A Senior Notes will not be revised or withdrawn.

                                    RATINGS

  It is anticipated that S&P and Moody's will assign the Series A Senior Notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series A Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series A Senior Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses:
Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Company nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series A Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series A Senior Notes.

  At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                    EXPERTS

  The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  Statements as to matters of law and legal conclusions in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, relating to titles to property of the Company under "Item 2--Properties--Titles to Property," and relating to the Company under "Item 1--Business--Regulation," "Item 1--Business--Rate Matters" and "Item 1--Business--Competition," have been reviewed by Beggs & Lane, general counsel for the Company, and such statements are made upon the authority of such firm as experts.

  The MBIA Insurance Corporation and Subsidiaries' consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the entire principal amount of the Series A Senior Notes.

  Under the terms and conditions of the Underwriting Agreement, the Underwriter has committed, subject to the terms and conditions set forth therein, to take and pay for all of the Series A Senior Notes offered hereby if any of the Series A Senior Notes are purchased.

  The Underwriter has advised the Company that it proposes to offer the Series A Senior Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Series A Senior Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Series A Senior Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Series A Senior Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Series A Senior Notes by them may be deemed to be underwriting discounts or commissions, under the 1933 Act.

  The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series A Senior Notes, any security convertible into or exchangeable into or exercisable for Series A Senior Notes or any debt securities substantially similar to the Series A Senior Notes (except for the Series A Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriter.

  Prior to this offering, there has been no public market for the Series A Senior Notes. The Underwriter has advised the Company that it intends to make a market in the Series A Senior Notes. The Underwriter will have no obligation to make a market in the Series A Senior Notes, however, and may cease market making activities, if commenced, at any time.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the 1933 Act.

  In order to facilitate the offering of the Series A Senior Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Senior Notes. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Series A Senior Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Series A Senior Notes, the Underwriter may bid for, and purchase, Series A Senior Notes in the open market. The Underwriter may reclaim selling concessions allowed to a dealer for distributing Series A Senior Notes in the offering, if the Underwriter repurchases previously distributed Series A Senior Notes in transactions to cover short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series A Senior Notes above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

  The Underwriter engages in transactions with, and, from time to time, has performed services for, the Company and its affiliates in the ordinary course of business.

                                    GLOSSARY

1933 Act................  The Securities Act of 1933, as amended.
1934 Act................  The Securities Exchange Act of 1934, as amended.
Company.................  Gulf Power Company.
DTC.....................  The Depository Trust Company, a "clearing corporation"
                          that initially will hold (through its agents) a global
                          certificate evidencing the Series A Senior Notes.
Insurer.................  MBIA Insurance Corporation.
Interest Payment Dates..  March 31, June 30, September 30 and December 31 of each year.
Policy..................  The financial guaranty insurance policy to be issued by the Insurer covering the payment of the principal of
                          and interest on the Series A Senior Notes when due.
Record Date.............  The close of business on the 15th calendar day prior to an Interest Payment Date.
Redemption Price........  100% of the principal amount of the Series A Senior
                          Notes being redeemed, plus accrued and unpaid interest
                          thereon to the date of payment.
Securities Rate.........  The per annum interest rate on the Series A Senior
                          Notes, as set forth on the cover page of this
                          Prospectus Supplement.
Senior Note Indenture...  The indenture pursuant to which the Company's Series A
                          Senior Notes will be issued.
Senior Note Indenture     The trustee under the Senior Note Indenture; initially,
 Trustee................  The Chase Manhattan Bank.
Series A Senior Notes...  The Series A   % Senior Insured Quarterly Notes due
                          June 30, 2038 of the Company.

                           APPENDIX A--FORM OF POLICY

                                    SPECIMEN
                       FINANCIAL GUARANTY INSURANCE POLICY
                           MBIA Insurance Corporation
                             Armonk, New York 10504

                                                                        [NUMBER]

MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this policy, hereby unconditionally and irrevocably guarantees to any owner, as hereinafter defined, of the following described obligations, the full and complete payment required to be made by or on behalf of the Issuer to or its successor (the "Paying Agent ") of an amount equal to (i) the principal of (either at the stated maturity or by any advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Obligations (as that term is defined below) as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed hereby shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law. The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be referred to herein collectively as the "Insured Amounts." "Obligations" shall mean:

                                      [PAR]
                              [LEGAL NAME OF ISSUE]


Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of an Obligation the payment of an Insured Amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such Insured Amounts which are then due. Upon presentment and surrender of such Obligations or presentment of such other proof of ownership of the Obligations, together with any appropriate instruments of assignment to evidence the assignment of the Insured Amounts due on the Obligations as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Obligations in any legal proceeding related to payment of Insured Amounts on the Obligations, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners, or the Paying Agent payment of the Insured Amounts due on such Obligations, less any amount held by the Paying Agent for the payment of such Insured Amounts and legally available therefor. This policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Obligation.

As used herein, the term "owner" shall mean the registered owner of any Obligation as indicated in the books maintained by the Paying Agent, the Issuer, or any designee of the Issuer for such purpose. The term owner shall not include the Issuer or any party whose agreement with the Issuer constitutes the underlying security for the Obligations.

Any service of process on the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504 and such service of process shall be valid and binding.

This policy is non-cancellable for any reason. The premium on this policy is not refundable for any reason including the payment prior to maturity of the Obligations.

This policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

IN WITNESS WHEREOF, the Insurer has caused this policy to be executed in facsimile on its behalf by its duly authorized officers, this [DAY] day of [MONTH, YEAR]..
                                            MBIA Insurance Corporation


                                          ------------------------------
                                                    President


                            Attest:      ______________________________
                                               Assistant Secretary

4/95

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--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE INSURER SINCE THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                             PROSPECTUS SUPPLEMENT
Summary of Offering......................................................  S-2
Capitalization...........................................................  S-3
Use of Proceeds..........................................................  S-3
Recent Results of Operations.............................................  S-3
Description of the Series A Senior Notes.................................  S-4
The Policy and the Insurer...............................................  S-8
Ratings.................................................................. S-11
Experts.................................................................. S-11
Underwriting............................................................. S-12
Glossary................................................................. S-13
Appendix A...............................................................  A-1

                                   PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
Selected Information.....................................................    3
Gulf Power Company.......................................................    4
The Trusts...............................................................    4
Accounting Treatment.....................................................    5
Use of Proceeds..........................................................    5
Recent Results of Operations.............................................    5
Description of the Senior Notes..........................................    5
Description of the Junior Subordinated Notes.............................    9
Description of the Preferred Securities..................................   14
Description of the Guarantees............................................   15
Relationship Among the Preferred Securities, the Junior Subordinated
 Notes and the Guarantees................................................   17
Plan of Distribution.....................................................   19
Legal Matters............................................................   19
Experts..................................................................   20

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                                  $50,000,000

                                      LOGO
                        GULF POWER COMPANY APPEARS HERE

                              SERIES A   % SENIOR
                            INSURED QUARTERLY NOTES
                               DUE JUNE 30, 2038
                                 (IQ NOTES SM)

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------


                          EDWARD D. JONES & CO., L.P.

                                 June   , 1998


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